Exhibit 99.1

WILLSCOT MOBILE MINI HOLDINGS ANNOUNCES THIRD QUARTER

RESULTS AND UPDATES 2020 OUTLOOK

Post-Merger Results Demonstrate Extraordinary Earnings Potential In Company's Platform

PHOENIX (November 5, 2020) - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini Holdings” or the “Company”) (Nasdaq: WSC), the North American leader in turnkey modular space and portable storage solutions, today announced third quarter 2020 financial results, provided an update on the recently closed merger and the current market environment, and updated its 2020 outlook.

On July 1, 2020, Williams Scotsman, Inc. closed the merger with Mobile Mini, Inc. (the "Merger") and assumed the name WillScot Mobile Mini Holdings Corp. (Nasdaq WSC). Our reported results only include Mobile Mini for the periods subsequent to the Merger. Our Pro Forma Results include Mobile Mini's results as if the Merger and financing transactions had occurred on January 1, 2019, which we believe is a better representation of how the combined company has performed over time. Following the Merger, we have expanded our reporting segments from two segments to four reporting segments. The North America Modular segment aligns with the WillScot legacy business prior to the Merger and the North America Storage, UK Storage and Tank and Pump segments align with the Mobile Mini segments prior to the Merger.

WillScot Mobile Mini Holdings’ Third Quarter 2020 Financial Highlights1,4

Highlights of Third Quarter Reported Results

•	Total revenues of $417.3 million increased by $149.1 million relative to prior year, or 55.6%, driven by the addition of Mobile Mini's revenues to our consolidated results, upon closing of the Merger on July 1, 2020.

•	Adjusted EBITDA of $163.6 million increased by $76.2 million, or 87.2% year over year, driven both by the addition of Mobile Mini to our results and strong 14.8% year over year organic growth in the NA Modular segment.

•	Adjusted EBITDA Margin of 39.2% increased by 660 basis points ("bps") relative to prior year, driven by 490 bps of margin expansion in the NA Modular segment, and the addition of Mobile Mini's higher margin portable storage business.

•	Net income of $16.3 million increased by $15.3 million year over year with several one-time items related to the Merger: $64.1 million of costs expensed in the period related to transaction and integration activities, and a $42.4 million loss on extinguishment of debt related to refinancing activity, partly offset by a $66.7 million non-cash income tax benefit.

•	Generated $91.3 million of free cash flow, excluding the impact of transaction costs paid during the third quarter as a result of the Merger closing on July 1st.

•	Reduced our ABL balance from $1.467 billion post completion of the Merger on July 1st to $1.350 billion (excluding unamortized deferred financing fees) as of September 30, 2020, ending the quarter with over $1 billion of available liquidity in the ABL.

•	Executed opportunistic refinancing of our 2023 notes, reduced our weighted average cost of debt to approximately 4.0% and extended our earliest debt maturities to 2025.

•	Reduced leverage to 3.9x our pro forma last-twelve-months Adjusted EBITDA of $633 million.

Highlights of Third Quarter Pro Forma Results

•	Pro Forma total revenues increased 6.9% or $26.8 million sequentially from the second quarter, driven by increases in delivery and installation and sales revenues as market conditions stabilized.

•	Leasing revenues of $300.1 million increased by 3.4% sequentially from the second quarter due to continued increases in pricing and value-added products and stabilization of unit on rent volumes. Leasing revenues also increased by 0.2% relative to prior year with solid growth in the NA Modular, NA Storage, and UK Storage segments, offset by Tank and Pump.

◦	Consolidated average modular space monthly rental rates increased 9.2% year over year driven by a 10.0% increase in the NA Modular segment, a 7.4% increase in the NA Storage segment, and an 11.3% increase in the UK Storage segment.

•	Adjusted EBITDA of $163.6 million, increased by $14.5 million, or 9.7%, year over year on a pro forma basis, due to strong growth across the NA Modular, NA Storage and UK Storage segments being partially offset by a $3.4 million decline in the Tank and Pump segment.

•	Adjusted EBITDA Margin of 39.2% increased by 400 bps relative to prior year on a pro forma basis.

Refer to the Supplemental Unaudited Pro Forma Financial Information section on form 10-Q to be filed with the SEC and made available on the WillScot Mobile Mini Holdings Corp. investor relations website for full reconciliations of our reported and pro forma results.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Revenue	$417,315	$268,222	$929,998	$785,620
Consolidated net income (loss)	$16,252	$997	$25,411	$(20,470)
Adjusted EBITDA[1]	$163,559	$87,424	$350,623	$258,332
Net cash provided by operating activities	$61,368	$39,022	$175,095	$99,076
Free Cash Flow[1]	$28,045	$1,261	$74,849	$(23,698)

	Three Months Ended September 30,		Nine Months Ended September 30,
Pro Forma Adjusted EBITDA[1] by Segment (in thousands)	2020	2019	2020	2019
NA Modular	$100,281	$87,424	$287,345	$258,332
NA Storage	46,465	43,084	131,229	118,515
UK Storage	8,306	6,704	21,564	19,170
Tank and Pump	8,507	11,885	26,643	37,125
Consolidated Adjusted EBITDA	$163,559	$149,097	$466,781	$433,142

Management Commentary1,4

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini Holdings, commented, “The third quarter was an exciting and transformational moment for our industry marked by the combination of WillScot and Mobile Mini. Our phenomenal post-merger consolidated results begin to demonstrate the combined operating expertise and earnings potential embedded in this truly unique platform. I am extremely proud of our combined team and their high level of execution. Together, we closed the merger and put in place a rock solid balance sheet. We delivered nearly 10% pro forma Adjusted EBITDA growth and 400 basis points of pro forma margin expansion versus prior year. Amidst a pandemic, we grew both Revenue and Adjusted EBITDA sequentially from Q2. We drove pricing across our core Modular and Storage segments, generated over $91 million of free cash flow excluding merger-related transaction costs, and remain on track with our integration planning efforts. We executed safely, leveraging the protocols we put in place in Q2, while adapting to new ways of working and new team members. And we were resilient both as a business and as an organization, in no small part due to an extraordinary display of brute effort and determination by our employees to deliver these results. As we work more closely together, I am extremely excited about our future, the top- and bottom-line growth opportunities that are within our control, and our ability to expand this platform through any operating environment.”

Chief Financial Officer of WillScot Mobile Mini Holdings, Tim Boswell, remarked, “We’ve been very encouraged by the sequential improvements in new order and delivery volumes through Q3 and into November, which is evidence both of our strong competitive positioning and our ability to adapt commercially as activity levels change across our end markets. In our NA Modular segment, modular space units on rent dropped 0.8% sequentially in the third quarter, though increased from August into September. Importantly, delivery volumes increased by 9% sequentially from Q2 into Q3, and new orders during Q3 were up sequentially 14%. Most recently, October deliveries were within 2.5% of prior year levels, representing a solid rebound in activity. In our NA Storage segment, total units on rent through in May, and as of the end of October, had surged 9.4% sequentially and were 2.3% above prior year levels. This clear improvement in end market activity, combined with 10% year-over-year pricing growth in the NA Modular segment and modest price growth across the NA Storage segment, drove 7% sequential top-line revenue growth in Q3. Our pro forma adjusted EBITDA margins were up 400 bps versus prior year, though flat sequentially due to the increase in delivery activity relative to the second quarter. And we generated over $91 million of free cash flow, excluding merger-related transaction costs, reducing leverage to 3.9x and demonstrating the unique financial flexibility and resilience inherent in our business. So financially, the business is firing on all cylinders, allowing us to tighten and raise the midpoint of our EBITDA guidance for the remainder of the year.”

Third Quarter 2020 Reported Results1,4

Total revenues increased 55.6% to $417.3 million, while leasing revenues increased 59.3% versus the prior year quarter driven primarily by the addition of Mobile Mini's revenues to our consolidated results.

•	Average modular space units on rent increased 19,994 units, or 21.9%, and average portable storage units on rent increased 127,424 units, or 776.2%. Both increases were driven by the Mobile Mini Merger.

•	Average modular space monthly rental rate increased $10, or 1.6% to $640 driven by a $63, or 10.0% increase in the NA Modular segment, offset by the dilutive impact of lower rates due to mix on the Mobile Mini modular space units.

•	Average portable storage monthly rental rate increased $8, or 6.5% to $131 driven by the accretive impact of higher rates from the Mobile Mini portable storage fleet.

•	NA Modular segment revenue, which represents the activities of WillScot Corporation prior to the Merger with Mobile Mini, decreased 0.1% to $267.8 million, primarily driven by lower new project deliveries. However, leasing revenues increased $3.8 million, or 2.0% due to continued growth of pricing and value added products:

•	Modular space average monthly rental rate of $693 increased 10.0% year over year, representing a continuation of the long-term price optimization and VAPS penetration opportunities across our portfolio.

•	Average modular space units on rent decreased 4,833, or 5.3%, year over year. Average modular space units on rent dropped 0.8% sequentially from Q2 into Q3 to 86,400, although increased sequentially from August to September as markets stabilized.

Adjusted EBITDA of $163.6 million represented an increase of $76.2 million, or 87.2% year over year. Of this increase, $63.3 million was driven by the addition of Mobile Mini to our consolidated results, with the remainder driven by strong organic growth in the NA Modular segment.

•	Adjusted EBITDA in our NA Modular segment, which represents the activities of WillScot Corporation prior to the Merger with Mobile Mini, increased $12.9 million, or 14.8% to $100.3 million primarily driven by increases in leasing gross profit driven by increased pricing and VAPS, as well as approximately $18.5 million of variable cost reductions implemented due to lower delivery volumes.

•	Consolidated Adjusted EBITDA Margin was 39.2% in the third quarter and increased 660 bps versus prior year driven by a 490 bps increased in the NA Modular segment, as well as the addition of the higher margin Mobile Mini operations in Q3 2020. Within the NA Modular segment, margin expansion was driven by a 550 bps improvement in leasing and services gross profit margin due to variable cost reductions, a higher mix of more profitable leasing revenues, and 280 bps improvement in rental unit sale gross profit margin partially offset by lower new unit sale gross profit margin. During the quarter, WillScot realized year over year incremental synergy savings in the NA Modular segment of $4.4 million related to previous acquisitions.

Net income of $16.3 million for the three months ended September 30, 2020 was up $15.3 million versus prior year and includes a $42.4 million loss on extinguishment of debt related to our refinancing activities and $64.1 million of discrete costs expensed in the period related to transaction and integration activities, including $52.2 million of transaction costs related to the announced Mobile Mini Merger, $7.1 million of integration costs, and $4.8 million of restructuring costs, lease impairment expense and other related charges. These non-recurring expenses were partly offset by a one-time $66.7 million non-cash income tax benefit related to the revaluation of our deferred tax assets following the Merger, and we expect to revert to a more normalized GAAP effective tax rate in 2021.

Free Cash Flow as reported increased by $26.7 million year over year to $28.0 million. Excluding the impact of $63.2 million of Merger-related transaction costs paid during the third quarter, we generated $91.3 million of free cash flow in the quarter and repaid $116.7 million of our ABL balance, due to our resilient lease revenues and strong margin expansion and capital expenditure reductions across the NA Modular, NA Storage, and UK Storage segments, as well as reduced interest costs resulting from our refinancing activity.

Third Quarter 2020 Pro Forma Results1,4

Leasing revenues remained stable and increased $0.6 million year over year to $300.1 million, despite the ongoing COVID disruptions. Total revenues decreased 1.5% or $6.2 million on a pro forma basis driven by a $12.7 million, or 13.0%, reduction in delivery and installation revenues and a $6.9 million decrease in Tank and Pump segment revenues, offset by growth across our core Modular and Storage segments.

•	Consolidated average modular space monthly rental rates increased $54, or 9.2% year over year driven by a $63, or 10.0%, increase in the NA Modular segment and a $35, or 7.4% increase in the NA Storage segment, and a $36, or 11.3% increase in the UK Storage segment.

•	Consolidated average portable storage monthly rental rates were flat versus prior year.

•	Average modular space and portable storage units on rent declined 3.6% and 4.1% year over year, respectively, driven by reductions in new project starts beginning in March 2020 following the onset of the COVID-19 pandemic. Importantly, average modular space units on rent declined only 0.4% sequentially from Q2 to Q3 and increased within the third quarter from August to September. Similarly, portable storage units on rent in our NA Storage segment ended the month of October 1.9% above prior year, providing clear evidence of stabilization across our end markets.

•	Tank and Pump segment revenues declined $6.9 million year over year driven by lower utilization and rental rates due to softness in certain petrochemical and mid- and downstream oil and gas end markets. Revenues stabilized sequentially from Q2 into Q3 with continued improvement of utilization metrics within the third quarter.

Adjusted EBITDA of $163.6 million, represented a $14.5 million, or 9.7%, increase year over year, with strong growth across the NA Modular, NA Storage and UK Storage segments being partially offset by a $3.4 million decline in the Tank and Pump segment. All four operating segments delivered strong sequential Adjusted EBITDA growth from Q2 into Q3, resulting in 6.4% consolidated sequential growth in the quarter.

Adjusted EBITDA margin expanded 400 bps year over year to 39.2% and with strong margin expansion across all four operating segments. The margin expansion was driven by strong pricing and value-added products growth, a revenue mix shift weighted towards higher margin leasing revenues, and proactive cost reductions implemented in Q2 and maintained in Q3 to adjust for demand disruptions due to the COVID pandemic.

Capitalization and Liquidity Update1,3

Through a series of strategic transactions leading up to and immediately following the Merger, we refinanced and optimized all of WillScot and Mobile Mini’s pre-existing debt and put in place a robust capital structure that will support the business for years to come.

As of September 30, 2020

•	We had over $1 billion of excess availability under the asset-based revolving credit facility, which combined with strong cash generation from operations and a flexible covenant structure, give us ample liquidity with which to operate the business.

•	Our weighted average interest rate is approximately 4.0% and annual cash interest expense based on the current debt structure is approximately $105 million.

•	We have no debt maturities prior to 2025.

•	We reduced leverage to 3.9x our pro forma last-twelve-months Adjusted EBITDA of $633 million and are on a rapid deleveraging trajectory.

In the third quarter, we completed our Merger-related refinancing activities through the redemption of our $490 million 2023 6.875% Senior Secured Notes, which we funded through the issuance of our $500 million 2028 4.625% Senior Secured Notes.

2020 Updated Outlook1, 2, 3

On November 5, 2020, management adjusted the Company's outlook for full year 2020. This guidance is presented both on an ”as reported” basis, including only WillScot’s results for the first half of the year and combined results for the second half of the year, as well as on a “pro forma basis,” as if WillScot Mobile Mini Holdings had operated together for the entirety of 2020. This guidance is subject to the risks and uncertainties described in the "Forward-Looking Statements" below. The updated guidance is as follows:

Revised 2020 Outlook	Previous Outlook	Updated 2020 Outlook
Revenue	$1.32 billion - $1.42 billion	$1.32 billion - $1.37 billion
Adjusted EBITDA[1,2]	$500 million - $530 million	$510 million - $530 million
Net CAPEX[2,3]	$140 million - $160 million	$130 million - $150 million

Pro Forma 2020 Outlook	Pro Forma 2019	Updated 2020 Outlook
Revenue	$1.68 billion	$1.60 billion - $1.65 billion
Adjusted EBITDA[1,2]	$600 million	$625 million - $645 million
Net CAPEX[2,3]	$222 million	$150 million - $170 million

1 - Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow are non-GAAP financial measures. Further information and reconciliations for these Non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") is included at the end of this press release.

2 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.

3 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.

4 - 2019 Quarterly amounts were adjusted for the adoption of Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), effective retroactively to January 1, 2019, and therefore do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019. See reconciliation of the impact of adopting ASC 842 included at the end of this press release.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, pro forma revenue, and Net CAPEX. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, and other discrete expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Pro forma revenue is defined the same as revenue, but includes pre-acquisition results from ModSpace for all periods presented. WillScot believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of WillScot to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. WillScot believes that pro forma revenue is useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis WillScot believes that Net CAPEX provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore WillScot’s non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of non-GAAP Financial Measures" included in this press release.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to WillScot without unreasonable effort. We cannot provide reconciliations of forward looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to WillScot without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. WillScot provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information

WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its third quarter 2020 results and outlook at 10 a.m. Eastern Time on Friday, November 6, 2020. The live call can be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot Mobile Mini Holdings call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings Third Quarter 2020 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.

About WillScot Mobile Mini Holdings

WillScot Mobile Mini Holdings trades on the Nasdaq stock exchange under the ticker symbol “WSC”. Based in Phoenix, Arizona, WillScot Mobile Mini Holdings is a North American leader in turnkey modular space and portable storage solutions. It was formed in 2020 upon the merger of leaders in the modular space and portable storage markets. Together the WillScot and Mobile Mini brands operate approximately 275 locations across the United States, Canada, Mexico, and the United Kingdom with a combined fleet of over 350,000 portable offices and storage containers. They lease turnkey office space and storage solutions for temporary applications across a diverse customer base in the commercial and industrial, construction, retail, education, health care, government, transportation, security and energy sectors. They create value by enabling customers to add space efficiently and cost-effectively – when the solution is perfect, productivity is all the customer sees.

Forward-Looking Statements

This news release contains forward-looking statements (including the earnings guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements relate to the business combination (the "Merger") involving the Company and Mobile Mini, including: our ability to expand the platform; our capital structure; expected scale; operating efficiency; stockholder, employee and customer benefits; key assumptions; timing of closing; the amount and timing of revenue and expense synergies; future financial benefits and operating results; and integration spend, which reflects management's beliefs, expectations and objectives as of the date hereof. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although WillScot believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability (including cost increases resulting from tariffs); potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; implementation of tax reform; our ability to implement and maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ending December 31, 2019), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and WillScot disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Mark Barbalato	Scott Junk
investors@willscotmobilemini.com	scott.junk@willscotmobilemini.com

WillScot Corporation

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2020	2019	2020	2019
Revenues:
Leasing and services revenue:
Leasing	$300,082	$188,403	$678,577	$551,513
Delivery and installation	84,694	61,008	187,404	166,974
Sales revenue:
New units	19,360	11,338	38,736	37,686
Rental units	13,179	7,473	25,281	29,447
Total revenues	417,315	268,222	929,998	785,620
Costs:
Costs of leasing and services:
Leasing	64,788	58,168	162,344	160,476
Delivery and installation	66,354	54,364	153,742	146,175
Costs of sales:
New units	12,935	7,421	25,469	26,298
Rental units	8,837	5,092	16,446	19,608
Depreciation of rental equipment	54,837	43,869	146,279	128,940
Gross profit	209,564	99,308	425,718	304,123
Expenses:
Selling, general and administrative	112,079	64,992	241,269	208,696
Merger transaction costs	52,191	—	63,241	—
Other depreciation and amortization	16,867	3,489	22,824	9,222
Impairment losses on long-lived assets	—	—	—	2,638
Lease impairment expense and other related charges	944	1,214	3,999	5,819
Restructuring costs	3,854	649	4,543	3,937
Currency (gains) losses, net	(371)	234	147	(436)
Other income, net	(1,012)	(1,052)	(1,757)	(3,293)
Operating income	25,012	29,782	91,452	77,540
Interest expense	33,034	30,005	89,810	92,788
Loss on extinguishment of debt	42,401	—	42,401	7,244
Loss from operations before income tax	(50,423)	(223)	(40,759)	(22,492)
Income tax benefit	(66,675)	(1,220)	(66,170)	(2,022)
Net income (loss)	16,252	997	25,411	(20,470)
Net income (loss) attributable to non-controlling interest, net of tax	—	295	1,213	(1,295)
Net income (loss) attributable to WillScot Mobile Mini	$16,252	$702	$24,198	$(19,175)
Earnings (loss) per share attributable to WillScot Mobile Mini
Basic	$0.07	$0.01	$0.16	$(0.18)
Diluted	$0.07	$0.01	$0.16	$(0.18)
Weighted average shares:
Basic	226,649,993	108,720,857	149,283,083	108,646,741
Diluted	231,216,573	112,043,866	152,544,647	108,646,741

Unaudited Segment Operating Data

Three Months Ended September 30, 2020 and 2019

	Three Months Ended September 30, 2020
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$267,867	$104,493	$21,653	$23,302	$417,315
Gross profit	$112,079	$73,384	$12,671	$11,430	$209,564
Adjusted EBITDA	$100,281	$46,465	$8,306	$8,507	$163,559
Capital expenditures for rental equipment	$34,249	$7,234	$677	$431	$42,591
Average modular space units on rent	86,400	16,383	8,444	—	111,227
Average modular space utilization rate	68.3%	80.4%	79.1%	—%	70.6%
Average modular space monthly rental rate	$693	$505	$356	$—	$640
Average portable storage units on rent	15,473	105,221	23,146	—	143,840
Average portable storage utilization rate	61.3%	73.4%	83.2%	—%	73.2%
Average portable storage monthly rental rate	$124	$145	$75	$—	$131
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	58.2%	58.2%

	Three Months Ended September 30, 2019
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$268,222	$—	$—	$—	$268,222
Gross profit	$99,308	$—	$—	$—	$99,308
Adjusted EBITDA	$87,424	$—	$—	$—	$87,424
Capital expenditures for rental equipment	$47,789	$—	$—	$—	$47,789
Average modular space units on rent	91,233	—	—	—	91,233
Average modular space utilization rate	71.2%	—%	—%	—%	71.2%
Average modular space monthly rental rate	$630	$—	$—	$—	$630
Average portable storage units on rent	16,416	—	—	—	16,416
Average portable storage utilization rate	63.0%	—%	—%	—%	63.0%
Average portable storage monthly rental rate	$123	$—	$—	$—	$123
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	—%	—%

Nine Months Ended September 30, 2020 and 2019

	Nine Months Ended September 30, 2020
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$780,550	$104,493	$21,653	$23,302	$929,998
Gross profit	$328,233	$73,384	$12,671	$11,430	$425,718
Adjusted EBITDA	$287,345	$46,465	$8,306	$8,507	$350,623
Capital expenditures for rental equipment	$113,931	$7,234	$677	$431	$122,273
Average modular space units on rent	87,161	5,461	2,815	—	95,437
Average modular space utilization rate	68.9%	80.4%	79.1%	—%	69.8%
Average modular space monthly rental rate	$672	$505	$356	$—	$653
Average portable storage units on rent	15,896	35,074	7,715	—	58,685
Average portable storage utilization rate	63.0%	73.4%	83.2%	—%	71.3%
Average portable storage monthly rental rate	$121	$145	$75	$—	$129
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	58.2%	58.2%

	Nine Months Ended September 30, 2019
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$785,620	$—	$—	$—	$785,620
Gross profit	$304,123	$—	$—	$—	$304,123
Adjusted EBITDA	$258,332	$—	$—	$—	$258,332
Capital expenditures for rental equipment	$160,877	$—	$—	$—	$160,877
Average modular space units on rent	92,299	—	—	—	92,299
Average modular space utilization rate	72.1%	—%	—%	—%	72.1%
Average modular space monthly rental rate	$605	$—	$—	$—	$605
Average portable storage units on rent	16,839	—	—	—	16,839
Average portable storage utilization rate	64.6%	—%	—%	—%	64.6%
Average portable storage monthly rental rate	$121	$—	$—	$—	$121
Average tank and pump solutions rental fleet utilization based on original equipment cost	—%	—%	—%	—%	—%

WillScot Corporation

Condensed Consolidated Balance Sheets

(Unaudited; in thousands, except share data)

(in thousands, except share data)	September 30, 2020 (unaudited)	December 31, 2019
Assets
Cash and cash equivalents	$19,997	$3,045
Trade receivables, net of allowances for credit losses at September 30, 2020 and December 31, 2019 of $24,186 and $15,828, respectively	332,021	247,596
Inventories	22,955	15,387
Prepaid expenses and other current assets	26,391	14,621
Assets held for sale	12,764	11,939
Total current assets	414,128	292,588
Rental equipment, net	3,039,710	1,944,436
Property, plant and equipment, net	296,007	147,689
Operating lease assets	233,891	146,698
Goodwill	942,791	235,177
Intangible assets, net	686,303	126,625
Other non-current assets	12,020	4,436
Total long-term assets	5,210,722	2,605,061
Total assets	$5,624,850	$2,897,649
Liabilities and equity
Accounts payable	$114,249	$109,926
Accrued liabilities	125,311	82,355
Accrued interest	16,138	16,020
Deferred revenue and customer deposits	132,352	82,978
Current portion of long-term debt	16,872	—
Operating lease liabilities - current	46,280	29,133
Total current liabilities	451,202	320,412
Long-term debt	2,498,207	1,632,589
Deferred tax liabilities	359,593	70,693
Deferred revenue and customer deposits	11,816	12,342
Operating lease liabilities - non-current	187,056	118,429
Other non-current liabilities	22,471	34,229
Long-term liabilities	3,079,143	1,868,282
Total liabilities	3,530,345	2,188,694
Commitments and contingencies (see Note 16)
Common Stock: $0.0001 par, 380,000,000 shares authorized and 227,980,928 shares issued and outstanding at September 30, 2020	23	—
Class A Common Stock: $0.0001 par, 400,000,000 shares authorized and 108,818,854 shares issued and outstanding at December 31, 2019	—	11
Class B Common Stock: $0.0001 par, 100,000,000 shares authorized and 8,024,419 shares issued and outstanding at December 31, 2019	—	1
Additional paid-in-capital	3,825,940	2,396,501
Accumulated other comprehensive loss	(66,283)	(62,775)
Accumulated deficit	(1,665,175)	(1,689,373)
Total shareholders' equity	2,094,505	644,365
Non-controlling interest	—	64,590
Total equity	2,094,505	708,955
Total liabilities and equity	$5,624,850	$2,897,649

Reconciliation of Non-GAAP Financial Measures

We use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net income (loss) to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.

We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.

We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to meet future debt service obligations and working capital requirements.

Adjusted EBITDA

We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:

•	Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•	Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•	Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•	Transaction costs including legal and professional fees and other transaction specific related costs.
•	Costs to integrate acquired companies, including outside professional fees, fleet relocation expenses, employee training costs, and other costs.
•	Non-cash charges for stock compensation plans.
•	Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot’s results as reported under US GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•	Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•	Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•	other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following tables provide unaudited reconciliations of Net loss to Adjusted EBITDA.

Consolidated Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$16,252	$997	$25,411	$(20,470)
Loss on extinguishment of debt	42,401	—	42,401	7,244
Income tax benefit	(66,675)	(1,220)	(66,170)	(2,022)
Interest expense	33,034	30,005	89,810	92,788
Depreciation and amortization	71,704	47,358	169,103	138,162
Currency (gains) losses, net	(371)	234	147	(436)
Goodwill and other impairments	—	—	—	2,638
Restructuring costs, lease impairment expense and other related charges	4,798	1,863	8,542	9,756
Merger transaction costs	52,191	—	63,241	—
Integration costs	7,083	5,483	10,921	23,863
Stock compensation expense	2,944	1,812	6,958	5,002
Other income(a)	198	892	259	1,807
Adjusted EBITDA	$163,559	$87,424	$350,623	$258,332

(a) Other income represents primarily acquisition-related costs such as advisory, legal, valuation and other professional fees in connection with actual or potential business combinations, which are expensed as incurred, but do not reflect ongoing costs of the business.

Pro Forma Adjusted EBITDA

The unaudited table below provides a reconciliation of pro forma net income (loss) to pro forma Adjusted EBITDA and incorporates all pro forma adjustments made to present the historical consolidated statements of operations of WillScot Mobile Mini, giving effect to the following items as if they had occurred on January 1, 2019:

i.	the Merger with Mobile Mini

ii.	borrowings under the Company’s 2025 Secured Notes and the 2020 ABL Facility;

iii.	extinguishment of the Mobile Mini line of credit and senior notes assumed in the Merger and subsequently repaid;

iv.	repayment of the 2017 ABL Facility and the 2022 Senior Notes repaid contemporaneously with the Merger;

v.	the transaction costs incurred in connection with the Merger, and

vi.	elimination of non-controlling interest in connection with the Sapphire Exchange as contemplated by the Merger.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net Income	$37,873	$27,471	$93,372	$45,634
Loss on extinguishment of debt	—	—	—	7,367
Income tax (benefit) expense	6,296	6,989	26,495	21,453
Interest expense	33,034	30,494	96,976	95,226
Depreciation and amortization	71,704	69,507	213,656	205,136
Currency (gains) losses, net	(371)	248	186	(257)
Goodwill and other impairments	—	—	—	2,638
Restructuring costs, lease impairment expense, other related charges	4,798	1,863	8,542	9,756
Integration costs	7,083	5,483	10,921	23,863
Stock compensation expense	2,944	4,308	12,359	17,836
Other	198	2,734	4,274	4,490
Adjusted EBITDA	$163,559	$149,097	$466,781	$433,142

Adjusted EBITDA Margin Non-GAAP Reconciliation

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.

The following tables provide unaudited reconciliations of Adjusted EBITDA Margin.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Adjusted EBITDA (A)	$163,559	$87,424	$350,623	$258,332
Revenue (B)	$417,315	$268,222	$929,998	$785,620
Adjusted EBITDA Margin (A/B)	39.2%	32.6%	37.7%	32.9%

Pro Forma Adjusted EBITDA Margin Non-GAAP Reconciliation

The following tables provide unaudited reconciliations of Pro Forma Adjusted EBITDA Margin.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Pro Forma Adjusted EBITDA (A)	$163,559	$149,097	$466,781	$433,142
Pro Forma Revenue (B)	$417,315	$423,547	$1,214,238	$1,244,329
Pro Forma Adjusted EBITDA Margin (A/B)	39.2%	35.2%	38.4%	34.8%

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Management believes that the presentation of Free Cash Flow provides useful information to investors regarding our results of operations because it provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements.

The following table provides unaudited reconciliations of net cash provided by operating activities to Free Cash Flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$61,368	$39,022	$175,095	$99,076
Purchase of rental equipment and refurbishments	(42,591)	(47,789)	(122,273)	(160,877)
Proceeds from sale of rental equipment	13,179	8,421	25,281	31,504
Purchase of property, plant and equipment	(5,893)	(2,701)	(9,079)	(6,600)
Proceeds from the sale of property, plant and equipment	1,982	4,308	5,825	13,199
Free Cash Flow	$28,045	$1,261	$74,849	$(23,698)

Adjusted Gross Profit and Adjusted Gross Profit Percentage

We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Adjusted Gross Profit and Percentage are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross profit percentage, or other performance measures derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be comparable to similarly titled measures of other companies. Our management believes that the presentation of Adjusted Gross Profit and Adjusted Gross Profit Percentage provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.

13

The following table provides unaudited reconciliations of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Revenue (A)	$417,315	$268,222	$929,998	$785,620
Gross profit (B)	209,564	99,308	425,718	304,123
Depreciation of rental equipment	54,837	43,869	146,279	128,940
Adjusted Gross Profit (C)	$264,401	$143,177	$571,997	$433,063
Gross Profit Percentage (B/A)	50.2%	37.0%	45.8%	38.7%
Adjusted Gross Profit Percentage (C/A)	63.4%	53.4%	61.5%	55.1%

Net CAPEX

We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business.

The following table provides unaudited reconciliations of Net CAPEX:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Total purchases of rental equipment and refurbishments	$(42,591)	$(47,789)	$(122,273)	$(160,877)
Total proceeds from sale of rental equipment	13,179	8,421	25,281	31,504
Net CAPEX for Rental Equipment	(29,412)	(39,368)	(96,992)	(129,373)
Purchase of property, plant and equipment	(5,893)	(2,701)	(9,079)	(6,600)
Proceeds from sale of property, plant and equipment	1,982	4,308	5,825	13,199
Net CAPEX	$(33,323)	$(37,761)	$(100,246)	$(122,774)

14

Impact of Adopting ASC 842

The following table presents a reconciliation of unaudited consolidated quarterly financial information for the first three quarters of 2019 detailing the impact of adopting ASC 842, which was effective retroactively to January 1, 2019. As a result of adoption, the final quarterly figures below do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019.

The impact of adoption and reconciliation to the amounts previously reported is below:

Quarterly 2019 Consolidated Results

(in millions)	Three Months Ended
Pre ASC 842 (as previously reported)	September 30, 2019
Revenue	$272.3
Adjusted EBITDA(1)	$88.4
Net Income (loss)	$0.8
ASC 842 Adjustments
Revenue	$(4.1)
Adjusted EBITDA(1)	$(1.0)
Net Income (loss)	$0.2
Post ASC 842 (as reported in our 2019 10-K)
Revenue	$268.2
Adjusted EBITDA(1)	$87.4
Net Income (loss)	$1.0

15